Exhibit 16.1

Series Name	Underlying Asset(s)	Unit Price	Reg A/ Reg D	Shares Sold in the Last 12 Months	Total Consideration
Series Edge Racing - Visceral	Visceral	$50,490.00	Reg D	1	$50,490
Series Crown It '21	Normandy Queen	$14,500.00	Reg D	2	$29,000
Series More than Magic	More than Magic	$15,000.00	Reg D	3	$45,000
Series High Speed Goldie	Flamkeeper	$10,000.00	Reg D	5	$50,000
Series Celestial Moon	Celestial Moon	$11,500.00	Reg D	20	$230,000
Series Kindle 21	Seismic Beauty	$71.00	Reg A	36	$2,556
Series Sweet as Sin	Sweet as Sin	$1,033.00	Reg D	107	$110,531
Series Blue Devil	Bluedevil	$75.00	Reg A	1,075	$80,625
Series Blues Corner 21	Visceral	$90.00	Reg A	3,612	$325,080
Series Alliford Bay 21	Sweet Voyage	$93.00	Reg A	3,747	$348,471
Series Savvy Sassy 22	Real Savvy	$148.00	Reg A	3,749	$554,852
Series Adaay in Asia	Adaay in Asia	$82.00	Reg A	3,967	$325,294
Series New York Bundle	Multiple	$225.00	Reg A	4,525	$1,018,125
Series Blue Curl 22	Blue Curl	$81.00	Reg A	5,093	$412,533
Series Knarsdale 21	A Day to Remember	$112.00	Reg A	5,097	$570,864
Series Tamboz 21	Catalyst	$103.00	Reg A	6,499	$669,397
Series Bandy 22	Authentic Spirit	$85.00	Reg A	9,014	$766,190
Series Incredi-Bundle	Multiple	$108.00	Reg A	10,183	$1,099,764
Series Lovesick 21	Here's the Kicker	$39.00	Reg A	13,310	$519,090
Totals				70,045	$7,207,862